EXHIBIT 21

             SUBSIDIARIES OF PROFESSIONAL DENTAL TECHNOLOGIES, INC.



PDT Byte, Inc. (d/b/a Professional Dental Computers)

PDT FSC, Inc.

PDT Image, Inc.  (d/b/a Pro-Dentec Canada)

PDT Production Corporation

PDT Therapeutics, Inc.

Professional Dental Hygienists, Inc. (d/b/a Professional Dental Technologies & Services)

Professional Dental Manufacturing, Inc.

Professional Dental Marketing, Inc. (d/b/a Pro-Dentec)

Professional Dental Printing, Inc.

Professional Dental Probes, Inc.